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COMTECH TELECOMMUNICATIONS CORP.
(Name of Registrant as Specified in Its Charter)

OUTERBRIDGE PARTNERS, LP OUTERBRIDGE CAPITAL MANAGEMENT, LLC OUTERBRIDGE PARTNERS GP, LLC OUTERBRIDGE BARTLEBY FUND, LP OUTERBRIDGE BARTLEBY GP, LLC RORY WALLACE WENDI B. CARPENTER SIDNEY E. FUCHS
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Outerbridge Capital Management, LLC, together with the other participants named herein (collectively, “Outerbridge”), has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for the election of a slate of highly-qualified director nominees at the 2021 annual meeting of stockholders (the “Annual Meeting”) of Comtech Telecommunications Corp., a Delaware corporation (the “Company”).

Item 1: On December 9, 2021, Outerbridge issued the following press release:

Outerbridge Sets the Record Straight on Independent Nominees for Comtech Board

Highlights Truth Regarding Numerous False, Misleading, and Reckless Statements Comtech Has Made About Outerbridge Nominees

Believes Board Has Resorted to Extreme Scare Tactics in Desperate Bid to Keep Truly Independent Directors out of the Boardroom and Avoid Accountability at All Costs

Believes Board’s Messaging About Sidelining Sidney Fuchs if He is Elected Creates Further Urgency to Elect BOTH Outerbridge Nominees to the Board

Outerbridge Urges Shareholders to Vote on the WHITE Proxy Card FOR the Election of Highly Qualified and Fully Independent Nominees Wendi Carpenter and Sidney Fuchs

NEW YORK – December 9, 2021 – Outerbridge Capital Management, LLC (“Outerbridge”), a beneficial owner of approximately 4.9% of Comtech Telecommunications Corp.’s (NASDAQ: CMTL) (“Comtech” or the “Company”) outstanding shares of common stock, today issued the following statement refuting the blatant and reckless falsehoods that Comtech has been perpetuating about Outerbridge’s nominees for the Company’s Board of Directors (the “Board”). Outerbridge has nominated two highly qualified director candidates – Wendi Carpenter and Sidney “Sid” Fuchs – for election to the Board at the upcoming 2021 Annual Meeting of Stockholders (the “Annual Meeting”) scheduled for December 17, 2021.

“We are highly disappointed that Comtech has resorted to mud-slinging when our intention has always been to run a campaign focused squarely on the facts. Unfortunately, in an apparent acknowledgement of Comtech’s complete lack of a case on the merits, the Board has debased itself by mounting false and potentially slanderous attacks on our nominees, rather than acting as true fiduciaries for shareholders. These attacks have not only been present in Comtech’s public materials; we have also heard from other investors that the Board has been spreading outright lies about our nominees in private conversations.

As their biographies make plain, Wendi Carpenter and Sid Fuchs are distinguished public servants. The Board, which includes incumbent candidates Judy Chambers and Larry Waldman, should be ashamed of its conduct in making aggressive and uninformed statements about our nominees who are veterans of the U.S. Armed Forces and the U.S. Intelligence Community, and who honorably served our country for decades. Shareholders should be truly alarmed by the Board’s reckless behavior in this proxy contest and the lengths to which it has already gone – including issuing the dilutive PIPE transaction with White Hat Capital Partners LP and Magnetar Capital LLC – to block two plainly qualified, independent individuals from joining the Board and overseeing Comtech’s long-entrenched management team.

The bottom line is that Comtech’s Board is in desperate need of refreshment with two highly qualified, fully independent candidates – Wendi and Sid – who collectively can bring the independence and relevant experience required to reverse the Company’s trend of underperformance and poor corporate governance. Such refreshment is, we believe, the only way for the Company to deliver enhanced value for shareholders.

We have no wish to engage in a public tit-for-tat exchange, but Comtech’s recent attacks on our independent nominees cannot go unanswered. We ask you to consider the following:

Facts about Wendi Carpenter:

•	Wendi served in the Navy for 34 years, becoming one of the first woman Navy pilots, the first woman pilot in the Navy to achieve the rank of one and then two-star admiral, and, at the time, one of only about 20 female admirals out of 250 total.
•	When the Pentagon was struck on 9/11, Wendi led the Logistics Crisis Action Center for the Navy and was later awarded the Legion of Merit for helping the Navy to get onto an operational wartime footing.
•	In Wendi’s first tour in the U.S. Second Fleet, she was instrumental in redefining Navy command and control and communications, spearheading acquisition of much needed specialty communications equipment that worked seamlessly with the U.S. Army, U.S. Air Force, and U.S. Marine Corps.
•	As a Rear Admiral and Deputy Commander of the U.S. Second Fleet, and later as Commander of the Navy Warfare Development Command, Wendi not only drove key innovation, development, and acquisition in satellites, cybersecurity, communications, and unmanned systems, but also supported civilian and military authorities in the wake of disasters including the 2010 Haiti earthquake, the 2011 Japanese tsunami, and Hurricane Sandy when she was President of New York Maritime College and had a two-star appointment as a Merchant Marine officer.
•	Wendi is also a fully joint qualified officer and served with distinction at Joint Forces Command where she spearheaded the strategic planning for the refresh of cyber capability and related security systems. She is authorized to wear some 12 personal awards, as well as the Maritime Administration’s award for her work after Hurricane Sandy, because of her exceptional success in leading large, complex organizations in challenging global environments.

Wendi’s deep knowledge of human capital management, operations, supply chain and logistics, her hands-on experience working with communications equipment, including satellite and complex systems, in addition to her experience in government contracting, acquisition and R&D, and success “managing up” within a male-dominated organization, more than qualify her to serve on Comtech’s Board. Wendi has the skills, experience, and independence required to zealously represent Comtech shareholders and add significant value in both technical and key non-technical areas, such as strategic planning, governance, management oversight, and risk management. While Comtech’s Board of financial counselors, accountants, bankers, and professors apparently does not value Wendi’s experience or accomplishments, having deemed this former Naval Aviator and Rear Admiral to be “non-technical,” Outerbridge is thankful for her service and understands that her extensive contributions to national security will add real credibility to a Board that is otherwise unaccomplished in Comtech’s core end markets.

Comtech’s recent allegations that Sid Fuchs is conflicted and cannot serve on its Board are completely unfounded and pretextual, particularly since Comtech’s Board is itself littered with true conflicts, including CEO/Chair Fred Kornberg’s remaining on the Board after losing his U.S. Government security clearance. Here are the facts:

•	Potential conflicts come up from time to time in the boardroom and, as such, a Board should be equipped to deal with them via a customary Organizational Conflict of Interest (“OCI”) mitigation plan. OCI firewalls are common practice in Comtech’s industries and Sid has experience setting up OCI mitigation plans at every company he has led or been a part of. If Comtech currently does not have such an OCI mitigation plan, it simply testifies to the incumbent Board’s lack of relevant industry expertise; with that said, Sid could readily work with the Board to develop and implement an appropriate plan.

•	Leading proxy advisory firm Institutional Shareholder Services (“ISS”) did not give Comtech’s “conflict” arguments any credence, stating, “Sidney Fuchs appears to have relevant industry and M&A experience, which outweigh concerns raised by the [C]ompany regarding potential conflicts related to his chairmanship of Eutelsat America.”[1] ISS further noted that Sid’s eight-year tenure as a CIA intelligence officer signifies that he has adequate experience dealing with sensitive information. If the U.S. Department of Defense and the Intelligence Community can trust Sid with the highest level of clearances and the handling of very sensitive and compartmented information for the past 34 years without interruption, Comtech should do the same.
•	Eutelsat America Corporation (“EAC”) is the American subsidiary of Eutelsat SA (ETL.PA), a leading Paris-based satellite services and communications provider with over 1.2 billion euros in annual revenue. EAC has its own U.S. Board of Directors, which Sid chairs, and everybody on that board holds U.S. security clearances. This structure satisfies the U.S. Government’s security requirements for foreign ownership, which demands that security and OCI firewalls are in place and maintained appropriately.
•	When viewed objectively, Sid’s highly relevant experience and broad professional network in Comtech’s core end markets is actually a key strength. Unlike Comtech’s independent Board, which cannot truly understand the complex markets the Company serves due to its lack of expertise, Sid understands that companies in these dynamic end markets may be competitors one day, and partners the next. By accessing Sid’s extensive network in the satellite, government, and public safety sectors, Comtech could potentially garner strategic opportunities, new customers, and additive partnerships, all of which would increase shareholder value.
•	Finally, and as we have stated previously, Sid could easily recuse himself from any sensitive conversations, as he has done on occasion in the past in his other board roles. But it is beyond ridiculous for Comtech to state that this would mean Sid would have to recuse himself from so many Board meetings that “it would likely be equivalent to his not serving on the Board at all.”[2] In fact, this telegraphs the current Board’s intention to suppress Sid’s Board participation if he becomes a director – which is another reason why it is critical for shareholders to elect both Outerbridge director nominees to effect needed change at Comtech and to ensure shareholder interests remain paramount in the boardroom.

Comtech would do better to focus on the real conflicts in its boardroom: from a CEO/Chair that lost his U.S. Government security clearance yet continued (and continues) to serve on the Board; to a boardroom chock full of interconnections and external relationships; to Nominating and Governance Committee Chair Judy Chambers and incoming Lead Independent Director Larry Waldman refusing to recuse themselves from the director nominee interview process in a year they are also up for election; to an incoming CEO, Michael Porcelain, that owns a holding company with “intellectual properties and trademarks (including various websites)”, one of which is a financial advisory website that boasts about his achievements as a money manager, the conflicts the Board is currently abiding serve a much greater threat to the shareholder franchise than the desperate arguments Comtech is manufacturing against Sid Fuchs at the eleventh hour of this proxy contest.

1 Permission to quote from the ISS report was neither sought nor received.

2 Comtech Press Release, December 7, 2021, https://www.businesswire.com/news/home/20211207005463/en/Comtech-Comments-on-ISS-Report.

Ultimately, what is clear here is that Comtech’s long-tenured management team, two of whom will sit on the Company’s Board, do not want to be held accountable. The Company is deeply concerned about the arrival of industry experts in the boardroom that have the independence required to represent Comtech’s shareholders instead of protecting the interests of its entrenched executive team. That is why they have stacked the Board with individuals that lack relevant experience in Comtech’s core markets and that have longstanding personal relationships with other directors. Wendi and Sid have the requisite knowledge and independence to ask the right questions, demand good answers, and help guide the Company to the next level on behalf of all shareholders.”

Vote on the WHITE proxy card to elect Outerbridge’s highly qualified and fully independent nominees to the Comtech Board.

About Outerbridge Capital Management, LLC

Outerbridge Capital Management, LLC is a New York-based investment adviser that typically invests across the technology and technology-impacted sectors. As part of its investment process, Outerbridge regularly conducts significant due diligence on its portfolio companies and engages constructively with both management teams and boards where appropriate.

Investor contact:

Rory Wallace

Chief Investment Officer

Outerbridge Capital Management, LLC

(347) 493-0350

rory@outerbridgecapital.com

info@outerbridgecapital.com

OR

Harkins Kovler, LLC

Jordan Kovler / Rahsaan Wareham

(212) 468-5384 / (212) 468-5380

jkovler@harkinskovler.com / rwareham@harkinskovler.com

Media contact:

Sloane & Company

Dan Zacchei / Joe Germani

dzacchei@sloanepr.com / jgermani@sloanepr.com

Item 2: Also on December 9, 2021, Outerbridge posted the following materials to www.restorecomtech.com: